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                                                                    Exhibit 2.1

                              ACQUISITION AGREEMENT

     This ACQUISITION AGREEMENT (the "Agreement") is made and entered into on the 9th day of March, 1998 among George Fuster, an individual resident in Maryland, D. Oscar Fuster, an individual resident in Maryland, Carol N. Fuster, an individual resident in Maryland and Wendy E. Fuster, an individual resident in Maryland (collectively the "Sellers", and individually each a "Seller"), Dunn Computer Corporation, a Delaware corporation, with its principal place of business in Virginia (the "Purchaser") and Dunn Computer Corporation, a Virginia corporation ("AHC");

                                    RECITALS

     A. George Fuster and D. Oscar Fuster (the "IDP Sellers") together own all of the issued and outstanding capital stock of International Data Products, Corp., a Maryland corporation ("IDP");

     B. Carol N. Fuster and Wendy E. Fuster (the "PRIMO Sellers") together own all of the issued and outstanding capital stock of Puerto Rico Industrial Manufacturing Operations Corp., a Puerto Rican corporation ("PRIMO");

     C. The Purchaser has caused to be established AHC, and AHC will cause to be established two wholly-owned subsidiaries of AHC, Dunn Computer Merger Subsidiary, Inc., a Delaware corporation ("Merger Sub"), a company set up solely for the purpose of carrying out the merger contemplated in Section 1.2 hereof, and a Puerto Rican corporation to which will be


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                                        2

transferred the PRIMO Assets and the PRIMO Liabilities at Closing (as such terms are defined below) ("PAC"), all with a view to carrying out the following transactions concurrently with the closing of the initial public offering of shares of common stock of AHC referred to in Sections 5.1(i) and 5.2(j) hereof (the "IPO"): (i) Merger Sub will merge into the Purchaser which will be the surviving corporation (and all of the outstanding securities of the Purchaser will be converted into and become securities of AHC), (ii) all of the outstanding capital stock of IDP after giving effect to the Redemption (as defined in Section 1.9 hereof) (the "IDP Shares") will be contributed by the IDP Sellers to AHC in exchange for shares of AHC and cash and (iii) the PRIMO Sellers will cause all of the assets of PRIMO (as defined in Section 2.11(h) hereof) except for the Inter-company Indebtedness (as defined in Section 1.7 hereof) (the "PRIMO Assets"), and all of the liabilities of PRIMO reflected on the audited balance sheet of PRIMO as of September 30, 1997 attached hereto as Schedule A, and liabilities incurred by PRIMO in the ordinary course of business in arms length transactions, or incurred by PRIMO with the consent of the Purchaser in accordance with Section 4.4 hereof, since September 30, 1997, (the "PRIMO Liabilities") to be transferred to PAC for cash, all with the result that AHC will acquire and own all of the capital stock of the Purchaser and of IDP and PAC will acquire and own all of the PRIMO Assets and assume all of the PRIMO Liabilities.

     NOW, THEREFORE, in consideration of the mutual promises, representations and covenants set forth herein, and other good and valuable consideration, the parties hereto hereby agree as follows:


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                                        3

I.  The Acquisition Transactions

     1.1 The Closing. Each of the transactions described in Sections 1.2-1.4 hereof (collectively, the "Closing") shall take place concurrently with the closing of the IPO (the "Closing Date").

     1.2 The Merger. On the terms and conditions of the Agreement of Merger attached hereto as Exhibit A (the "Agreement of Merger"), Merger Sub will be merged into the Purchaser which will be the surviving corporation, and which will be named Dunn Computer Corporation (the "Merger"). Pursuant to the Merger the shareholders of Purchaser will receive solely AHC voting stock in exchange for their Purchaser stock.

     1.3 Contribution of IDP Shares. On the terms and conditions hereof, the IDP Sellers shall contribute to AHC the IDP Shares. In consideration of the contribution of the IDP Shares, AHC shall issue to the IDP Sellers 750,000 shares of AHC (Dunn Computer Corporation) common stock, par value $.001 per share ("Dunn Common") (the "Share Portion") and shall pay to the IDP Sellers in cash the "IDP Cash Amount" as determined as provided on Exhibit B hereto. If AHC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Closing Date, the Share Portion shall be appropriately adjusted to account therefor.

     1.4 Transfer of PRIMO Assets and Liabilities. On the terms and conditions hereof, the PRIMO Sellers shall cause PRIMO to transfer to PAC (i) good and valid, and as to owned real property, marketable, title to all of the PRIMO Assets, free and clear of any mortgage, claim, lien, security interest or other encumbrance whatsoever (collectively, "Liens"), except as provided in
Section 2.11(g) hereof, and (ii) the PRIMO Liabilities. All of the other liabilities of PRIMO shall be retained by and shall be the sole responsibility of PRIMO. In consideration of the transfer of


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                                        4

the PRIMO Assets and the other undertakings of the Sellers herein, AHC shall pay to the PRIMO Sellers in cash $2,500,000, the "PRIMO Cash Amount".

     1.5 Adjustment to Share Portion. If the Average Closing Price (as defined below) for a share of Dunn Computer Corporation (the Purchaser) common stock, par value $.001 per share ("Purchaser Common") is less than $7.50, the Share Portion shall be adjusted upward to that number of shares which multiplied by the Average Closing Price equals $5,625,000. "Average Closing Price" shall be the average of the mean between the closing high bid and asked prices for a share of Purchaser Common, as reported on the Nasdaq National Market System for the twenty consecutive trading days immediately preceding the date two business days before the Closing Date. If the Purchaser declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Closing Date, the Share Portion shall be appropriately adjusted to account therefor.

     1.6  Adjustment to Purchase Price.

          (a) The "Purchase Price" shall mean the Share Portion plus the sum of the IDP Cash Amount, the PRIMO Cash Amount and the Inter-company Indebtedness (which sum shall equal $14,900,000).

          (b) The Purchase Price shall be adjusted downward if and to the extent that the Closing Balance Sheet (as defined in Section 1.6(c) hereof) reflects a net asset value (net worth) of IDP and PRIMO on a combined basis of less than $5,108,826 at Closing (any such difference, the "Shortfall Amount"), and the Sellers shall pay to AHC the Shortfall Amount, in cash or shares of Dunn Common (valued for this purpose at $8.50 per share), or a combination thereof, as the IDP Sellers shall elect, within ten days of written acceptance by AHC of the Closing Balance


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                                        5

Sheet or within ten days of completion of the Revised Closing Balance Sheet (as defined in Section 1.6(d) hereof), as the case may be.

          (c) Within thirty days after the Closing Date, the Sellers shall cause to be delivered to AHC a combined balance sheet of IDP and PRIMO as at the Closing Date prepared on the basis of the same accounting principles, consistently applied, as were used in the preparation of the Sellers' Balance Sheet (as defined in Section 2.4 hereof) and reviewed by KPMG Peat Marwick, LLP ("Sellers' Accountants") (the "Closing Balance Sheet").

          (d) Sellers' Accountants shall make available to the Purchaser's independent public accountants, Ernst & Young ("Purchaser's Accountants") all work papers used in connection with the preparation of the Closing Balance Sheet. Upon review of the Closing Balance Sheet and such work papers, if Purchaser's Accountants disagree with the Closing Balance Sheet and if Purchaser's Accountants and Sellers' Accountants fail to resolve such disagreement within thirty days following receipt by the Purchaser of the Closing Balance Sheet and the work papers of Sellers' Accountants, then at the request of either Purchaser or Sellers, a third independent public accountant, selected jointly by the Sellers' Accountants and the Purchaser's Accountants shall resolve the disagreement between Purchaser's Accountants and Sellers' Accountants and shall revise the Closing Balance Sheet (the "Revised Closing Balance Sheet") to reflect the resolution. On the basis of the Closing Balance Sheet, if Purchaser advises Sellers in writing that the Closing Balance Sheet is accepted (either after review or after Purchaser's Accountants and Sellers' Accountants have resolved any disagreements in respect of the Closing Balance Sheet) or, if required, on the basis of the Revised Closing Balance Sheet, it shall be determined whether or not there is a Shortfall Amount.


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                                        6

          (e) The Purchase Price shall be adjusted upward if the Closing
Balance Sheet, or if there is a Revised Closing Balance Sheet, the Revised Closing Balance Sheet, reflects a net asset value (net worth) of IDP and PRIMO on a combined basis of more than $5,242,634 at Closing (any such difference, the "Excess Amount"); such adjustment shall be the amount of the Excess Amount up to a maximum adjustment of $500,000. For purposes of this Section 1.6(e) there shall be deducted from the liabilities reflected on the Closing Balance Sheet (or the Revised Closing Balance Sheet, as the case may be) any amounts reflected in the liabilities for accounting, investment banking and legal fees in connection with this Agreement and the IPO.

     1.7 Discharge of IDP Indebtedness. Promptly after the Closing, AHC shall pay to PRIMO on behalf of IDP, and in full discharge thereof, the inter-company indebtedness running from IDP to PRIMO, which amount shall be agreed in good faith by the Sellers and the Purchaser two business days before Closing (the "Inter-company Indebtedness"). The Inter-company Indebtedness shall not exceed $12,400,000 as provided on Exhibit B hereto.

     1.8 Payments by Wire Transfer. All of the cash payments to be made in this Article I shall be made by bank wire transfers to accounts designated by the appropriate Seller to AHC prior to the Closing.

     1.9 Redemption. The IDP Sellers shall surrender to IDP for redemption an appropriate number of IDP Shares (the "IDP Redemption Shares") pursuant to the procedures, and in exchange for the consideration, described in Section 1.10 hereof (the "Redemption"), so that after the Redemption the IDP Shares shall constitute all of the then issued and outstanding shares of capital stock of IDP.

     1.10 Redemption Procedures and Consideration. Prior to the Closing, IDP shall transfer and assign all of the assets and liabilities of its IDP F2 Engineering division (as described


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                                        7

in Exhibit G hereto) to F2 Engineering Corp., an inactive corporation previously formed by IDP which has issued no shares of capital stock, has no assets or liabilities and has conducted no activities, and at the Closing, IDP shall transfer, or cause F2 Engineering Corp. to issue, all of the authorized shares of capital stock of F2 Engineering Corp. to the IDP Sellers as consideration for the IDP Redemption Shares.

II.    Representations and Warranties of the Sellers

     Each Seller hereby jointly and severally represents and warrants to the Purchaser as follows:

     2.1 Organization of IDP and PRIMO and Related Matters. IDP is a corporation duly organized, validly existing and in good standing under the laws of Maryland; PRIMO is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico; each of IDP and PRIMO has all requisite power and authority to own, operate and lease its assets, and to carry on its business as heretofore and as presently conducted. True and complete copies of the currently effective articles of incorporation and bylaws of IDP and PRIMO are attached to this Agreement as Schedules 2.1(a) and (b). Each of IDP and PRIMO is duly authorized, qualified or licensed as a foreign corporation and is in good standing in each jurisdiction where its business, operations or assets requires it so to be. Schedule 2.1(c) identifies all of the jurisdictions in which IDP and PRIMO, respectively, are authorized, qualified or licensed as a foreign corporation. Neither IDP nor PRIMO has any subsidiaries or equity interests in any other entity.


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                                        8

     2.2  The Shares.

          (a) Each Seller owns of record and beneficially, free and clear of any Liens, the number of IDP Shares (before giving effect to the Redemption, which shall reduce such number of Shares by the number of IDP Redemption Shares) or PRIMO Shares listed by such Seller's name on Exhibit C; collectively the Sellers so own all of the Shares. The only authorized, issued and outstanding capital stock of IDP are the IDP Shares; the only authorized, issued and outstanding capital stock of PRIMO are the PRIMO Shares.

          (b) Each of the Shares is duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the Shares has been issued in violation of, or is subject to, any preemptive or subscription rights and there are no outstanding convertible or exchangeable securities, calls, preferential rights, options or warrants relating to any of the Shares. Except as set forth on Schedule 2.2, there are no voting trust agreements or other agreements restricting or otherwise relating to the voting, dividend rights or the disposition of any of the Shares.

     2.3 Due Authorization and Execution; No Conflict; Consents. Each Seller has all requisite power and authority and full capacity to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by each Seller, and constitutes a valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally. Except as set forth on Schedule 2.3, the execution, delivery and performance of this Agreement will not (a) conflict with or violate
(i) the articles of incorporation or bylaws of IDP or PRIMO, (ii) any term of any agreement, contract, instrument, lease, commitment or other obligation to which IDP, PRIMO or


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                                        9

any Seller is a party or by which IDP, PRIMO or any Seller is bound, (iii) any order, judgment or decree to which IDP, PRIMO or any Seller is a party or subject, or by which any properties and assets of IDP or PRIMO are bound or (iv) any provision of any applicable law, statute, ordinance, rule or regulation or common law obligation and (b) will not result in the creation or imposition of any Lien in favor of any third party with respect to any of the properties and assets of IDP or PRIMO. Except as described on Schedule 2.3, (y) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Sellers will not require the consent or approval of or notice to any governmental authority, or constitute a violation of any law, regulation or order of any such authority, by IDP, PRIMO, or any Seller; and (z) none of IDP, PRIMO or any Seller is a party to or bound by any agreement, instrument, order, judgment or decree which would require the consent of another person to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     2.4 Financial Statements. The Sellers have delivered to the Purchaser the combined statements of profit and loss for the years ended September 30, 1996 and 1997 and the combined balance sheet as at September 30, 1996 and 1997 (the balance sheet at September 30, 1997 shall be referred to as the "Sellers' Balance Sheet" and September 30, 1997 shall be referred to as the "Sellers' Balance Sheet Date") of IDP and PRIMO, as audited by Sellers' Accountants, and the respective individual statements of profit and loss and balance sheets for IDP and PRIMO for such period and at such date, as audited by Sellers' Accountants (collectively, the "Sellers' Financial Statements"). The Sellers' Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied as in prior periods, are correct and complete, and fairly present the financial condition of IDP and PRIMO on a combined basis, and of IDP and PRIMO individually, as the case may be, and the results of their combined operations,


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                                       10

or their respective operations, as the case may be, as of the dates and for the periods indicated therein.

     2.5  Liabilities. Except as set forth on Schedule 2.5 hereto, neither
IDP nor PRIMO has any liabilities or obligations (whether accrued, absolute, contingent, known, unknown, derivative or otherwise) other than those (i) reflected in the Sellers' Balance Sheet and not since paid or otherwise discharged, (ii) listed or described on any Schedule hereto and (iii) liabilities arising after the Sellers' Balance Sheet Date in the ordinary course of business of IDP or PRIMO.

     2.6  Interim Operations.

          (a) Ordinary Course. Except as described on Schedule 2.6 hereto, the business of each of IDP and PRIMO has been conducted only in the ordinary course since the Sellers' Balance Sheet Date.

          (b) Absence of Adverse Change. There has not been, since the Sellers' Balance Sheet Date, any material adverse change in the business, assets or financial condition of IDP and PRIMO considered as one entity. To the knowledge of Sellers, there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such material adverse change.

     2.7 Litigation. Except as set forth on Schedule 2.7 hereto, there is no action, suit, proceeding, arbitration, demand, claim or investigation pending or, to any Seller's knowledge, threatened against or involving IDP or PRIMO or affecting or which might materially adversely affect this Agreement or the business or assets of IDP or PRIMO or the consummation of the transactions contemplated hereby before any court or arbitral tribunal or before or by any governmental department, agency or body, or otherwise. Neither IDP nor PRIMO is subject to any judgment, order, writ, injunction, decree, settlement agreement, compliance agreement or


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                                       11

consent decree of any court, administrative or governmental authority or arbitrator except as set forth on Schedule 2.7 hereto.

     2.8  Agreements and Commitments.

          (a) Written and Oral Agreements and Commitments. Schedules
2.8(a)(i) through and including 2.8(a)(xii) hereto set forth a complete list as of the date hereof of all written agreements (true and correct copies of each of which have heretofore been delivered to Purchaser) and describe all oral agreements and commitments of IDP and of PRIMO in force as of the date hereof, as follows:

          (i) Supply Contracts; Purchase Orders. Each outstanding supply contract or purchase order and commitment as of December 31, 1997 exceeding $250,000 for the purchase by IDP or PRIMO of capital assets, inventory, semi-finished goods, supplies, services or other items.

          (ii) Customer Contracts. Each outstanding contract and commitment as of December 31, 1997 exceeding $150,000 for the sale by IDP or PRIMO of goods or services, including all Government Contracts (as defined in Section 2.9(g)).

          (iii) Licenses. Each patent, trademark, copyright, technology and other license agreement to which IDP or PRIMO is a party, either as licensor or as licensee.

          (iv) Real Estate Documents. Each lease and sublease relating to the real estate interests of IDP and of PRIMO; neither IDP nor PRIMO owns any real estate.

          (v) Leases. Each lease to which either IDP or PRIMO is a party, either as lessor or as lessee not identified in response to Section 2.8(a)(iv);


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                                       12

          (vi) Distributorship and Sales Representation Agreements. Each distributorship, sales representation and similar agreement to which either IDP or PRIMO is a party.

          (vii) Indebtedness. Each outstanding loan, loan agreement, credit agreement, note, guarantee, security agreement, book entry advance in respect of borrowing or commitment (including, without limitation, any amounts owing to IDP or PRIMO from, or owed by IDP or PRIMO to, any affiliated individual or entity) to which either IDP or PRIMO is a party or by which any of the assets of either are bound.

          (viii) Employment and Benefit Agreements. Each employment, consulting, or collective bargaining agreement to which either IDP or PRIMO is a party, and each, pension, retirement, profit sharing, deferred compensation, bonus, life insurance and other benefit plan or agreement which applies in any way to past or present directors, officers, employees or consultants of either IDP or PRIMO.

          (ix) Stock Option Plans. Each stock option plan and each option granted under each stock option plan of IDP or PRIMO.

          (x) Insurance Contracts. Each insurance contract to which either IDP or PRIMO is a party.

          (xi) Product and Service Warranties. A sample of each type of product, service or other guarantee, warranty or indemnity by which IDP or PRIMO is bound.

          (xii) Other Agreements. Each material contract, agreement, and commitment to which either IDP or PRIMO is a party or by which the assets of either are bound other than those disclosed pursuant to the preceding clauses of this Section 2.8.


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                                       13

          (b) Status of Agreements. Except as set forth on Schedule
2.8(b) hereto, each of the contracts, agreements, commitments, licenses and leases to which either IDP or PRIMO is a party, is a valid, legally binding and enforceable obligation of IDP or PRIMO, and is in full force and effect. There is no default by either IDP or PRIMO or, to the knowledge of any Seller, by the other parties thereto under the terms of any such material contract, commitment, license or lease, and no condition (including without limitation, the execution, delivery and performance of this Agreement) exists which, with the passage of time, the giving of notice, or both, is likely to result in a default by IDP or PRIMO, as the case may be, under the terms of any thereof.

     2.9  Government Contracts.

          (a) Except as set forth on Schedule 2.9 hereto, to the knowledge of the Sellers, each of IDP and PRIMO has complied in all material respects with all applicable laws, rules, policies, procedures, regulations, accounting standards, cost principles, cost accounting standards, solicitation provisions and contract clauses in conducting all past and present activities relating to Government Contracts (as defined in Section 2.9(g)) and Government Contract procurements, including, without limitation, accounting and record keeping activities, disclosures, reports, wage and hour regulations, certifications and representations, product testing, marketing activities, proposal and bid preparation and submissions, negotiations and contract performance. To the knowledge of the Sellers, all proposals, representations, statements, disclosures, reports, invoices and certifications made in connection with Government Contracts were, when made, current, accurate and complete in all material respects. Except as set forth on Schedule 2.9 hereto, there are not now, nor have there been since the formation of IDP or PRIMO, as the case may be, any government investigations or


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                                       14

audits of the IDP or PRIMO, or any officer or employee of either in connection with Government Contract activities. Each Government Contract of IDP and of PRIMO, as the case may be, is expected to finish on schedule and within budget and neither IDP nor PRIMO presently has any basis to conclude that existing schedules or budgets are not reasonable.

          (b) To the knowledge of the Sellers, neither IDP nor PRIMO has been determined by a governmental agency to be "non-responsible" in connection with any Government Contract procurement. Neither IDP nor PRIMO has received any notice, and neither IDP, nor PRIMO, nor any Seller is aware of any circumstances that reasonably would be expected to justify such a notice, that any of its Government Contracts have been or may be terminated for default. Neither IDP nor PRIMO is debarred or suspended, or proposed for debarment or suspension from procurements or other activities at the federal, state or local governmental levels, and none of IDP, PRIMO or any Seller is aware of any circumstances that would justify a proposal or decision to suspend or debar IDP or PRIMO from procurement or other activities. IDP and PRIMO and their respective personnel have all necessary security clearances to perform outstanding Government Contracts and neither IDP, nor PRIMO, nor any Seller is aware of any circumstances (including the transfer of the IDP Shares to the Purchaser) that may lead to the suspension or revocation of such security clearances. Neither IDP nor PRIMO has engaged in any illegal or fraudulent conduct in connection with Government Contract activities.

          (c) Each Government Contract of IDP and of PRIMO that was awarded, or is being considered for award, on the basis that IDP or PRIMO, as the case may be, is classified as a small business, a small disadvantaged business or a minority-owned business


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                                       15

under a set aside or similar program under any federal, state or local laws or procurement regulations is identified on Schedule 2.9 hereto.

          (d) Neither IDP, nor PRIMO, nor any Seller has received written notice from, or engaged in any discussions with, any Governmental Authority (as defined in Section 2.9(g)) regarding the termination of any Government Contract, the cessation of any delivery orders thereunder, any reduction by any Governmental Authority in the amount of its business with IDP or PRIMO or allegations of defective pricing in connection with Government Contract activities.

          (e) Except as set forth on Schedule 2.9 hereto, there have been no outstanding claims (as defined by the Federal Acquisition Regulations) by any government procurement agency submitted by or against IDP or PRIMO in connection with its Government Contract activities and neither IDP nor PRIMO has any basis to conclude that any claims may be submitted by or against either company in connection with past or present government contracting activities.

          (f) To the knowledge of Sellers, each of IDP and PRIMO has at all times complied in all material respects with all governmental and state rules, laws and regulations relating to the payment of commissions or contingent fees and those relating to disclosure of the payment of commissions or contingent fees in connection with Government Contract activities.

          (g) For purposes of this Agreement, (i) "Government Contracts" shall mean contracts for procurements by or on behalf of any Governmental Authority, including instances when IDP, PRIMO or Purchaser, as the case may be, has acted as a subcontractor at any tier,


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                                       16

and (ii) "Governmental Authority" shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

     2.10 Certain Governmental Matters.

          (a) Taxes.

              (i) Each of IDP and PRIMO has filed all federal, state and local returns, reports, schedules, declarations and estimates related to taxes ("Tax Returns") required to be filed. All such Tax Returns were correct and complete in all respects. All taxes owed by IDP and PRIMO, as the case may be, for all periods (and any portion of any period) have been paid or reflected as a liability on the Sellers' Balance Sheet or will be reflected as a liability on the Closing Balance Sheet. No claim has ever been made by an authority in a jurisdiction where either IDP or PRIMO does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of IDP or PRIMO that arose in connection with any failure (or asserted failure) to pay any tax.

               (ii) Each of IDP and PRIMO has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

               (iii) There is no dispute or claim concerning any tax liability of either of IDP or PRIMO either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers has knowledge based upon personal contact with any agent of such authority. Schedule 2.10(a) lists all federal, state, local, and foreign income tax returns filed with respect to either IDP or PRIMO for taxable periods ended on or after January 1, 1992, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of


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                                       17

audit. The Sellers have delivered to the Purchaser correct and complete copies of all federal, state, and foreign income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by IDP or PRIMO since January 1, 1992.

               (iv) Neither IDP nor PRIMO has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

               (v) Neither IDP nor PRIMO has filed a consent under Code -SECTION-341(f) concerning collapsible corporations. Neither IDP nor PRIMO has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under -SECTION-280G of the Internal Revenue Code of 1986, as amended (the "Code"). Neither IDP nor PRIMO has been a United States real property holding corporation within the meaning of Code -SECTION-897(c)(2) during the applicable period specified in Code -SECTION-897(c)(1)(A)(ii). Neither IDP nor PRIMO is a party to any tax allocation or sharing agreement. Neither IDP nor PRIMO (A) has been a member of an affiliated group filing a consolidated federal income tax return, or (B) has any liability for the taxes of any person under Reg. -SECTION-1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (vi) For purposes of this Agreement, the following definitions shall apply:

     "tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code -SECTION-59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use,


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                                       18

transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and

      "tax return" means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, including any amendment thereof.

          (b) Compliance with Legal Requirements. The business and operations of each of IDP and PRIMO have not involved and do not now involve, and, assuming that no changes occur in applicable law, the continuation thereof in the manner in which they are now conducted will not involve, a violation of any material legal requirement of or administered by any federal, state or local governmental agency. To the extent that compliance with this Section 2.10 (b) depends upon the existence or continuing validity of any governmental permit or other authorization, each such permit or authorization is identified on Schedule
2.10 (b) hereto, and the Sellers have heretofore delivered or have caused to be delivered to Purchaser true and correct copies of each thereof. Except as set forth on Schedule 2.10(b), each such permit and other authorization is valid and in full force and effect, and will not be affected by the execution, delivery and performance of this Agreement and the change in control of IDP and PRIMO resulting therefrom. All material obligations with respect to such permits and other authorizations have been fulfilled, and no event has occurred which allows, or after notice or lapse of time or both, would allow suspension, revocation, material adverse variation or termination thereof or result in any other impairment of the rights of IDP or PRIMO, and no Seller is aware of any facts or circumstances which will or are likely to result in any of such permits or other authorizations being suspended, revoked, materially and adversely varied or terminated, or which may prejudice their renewal. To the knowledge of the Sellers, all certificates of occupancy and permits necessary for the present use and occupancy of any building by IDP or PRIMO have been obtained.

          (c) ERISA. Schedule 2.10(c) attached hereto is a complete list of all employee benefit plans, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), life insurance, hospitalization, medical and dental plans, severance, executive compensation, bonus, deferred compensation, pension, retirement, profit sharing, excess benefit, stock purchase and option plans (including multi-employer and multiple employer plans), and all other plans, arrangements or practices whether written or oral, qualified or nonqualified, sponsored, maintained, contributed to or required to be contributed to by IDP or PRIMO or any trade or business whether or not incorporated that together with IDP and/or PRIMO is treated as a "single employer" under Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated thereunder (referred to as "ERISA Affiliate") (each such plan is hereinafter referred to as an "Employee Benefit Plan"). Neither IDP nor PRIMO nor its ERISA Affiliates maintains or has any liability in respect of any Employee Benefit Plan which is not disclosed on Schedule 2.10(c) hereto. Each Employee Benefit Plan has been operated and administered in accordance with its provisions and is in compliance in all respects with all applicable federal and state laws, rules and regulations governing each such plan including but not limited to ERISA, the Code, and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") except to the extent that failure to so qualify, administer or comply would not have a material adverse effect on the business of IDP and PRIMO taken as a whole.

          There have been no non-exempt "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA resulting in the imposition of excise taxes or other monetary liability on IDP or PRIMO. Neither IDP nor PRIMO nor any ERISA Affiliate has sponsored, ever maintained, or contributed to an Employee Benefit Plan that is subject to Title IV of ERISA. Each Employee Benefit Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. No Employee Benefit Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the company or any ERISA Affiliate beyond their retirement or other termination of service other than coverage mandated by COBRA or applicable state or local law. There is no pending or, to the knowledge of Sellers threatened assessment, complaint, proceeding, voluntary compliance application or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan. All benefits, expenses and other amounts due and payable under any Employee Benefit Plan and all contributions, transfers or payments required to be made, accrued or booked to any Employee Benefit Plan, have been paid or made, accrued and booked. With respect to each Employee Benefit Plan, Sellers have heretofore delivered to the Purchaser true and complete copies of any documents requested by the Purchaser.

          (d) Worker's Compensation. Except as described on Schedule
2.10(d) hereto, worker's compensation and unemployment compensation matters with respect to IDP or PRIMO have been conducted and are being conducted so as to be in compliance in all material respects with all laws and regulations applicable thereto.

          (e) Plant Closing Legislation. As of the Closing Date, no employee of IDP or PRIMO, without 60 days written notice, shall have suffered, an "employment loss" as a result of a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. -SECTION-2101-2109 ("WARN") in either case during the six month period ending with and including the Closing Date. Each of IDP and PRIMO is in compliance in all material respects with the requirements of WARN.

          (f) Environmental Matters. Each of IDP and PRIMO and any other person or entity for whose conduct they are or may be held responsible, have no liability under, have never violated, and are presently in compliance in all material respects with all Environmental Laws (as defined below) applicable to the properties owned, leased or used by such parties (collectively, the "Sellers' Properties") and any facilities and operations thereon, and, except as set forth on Schedule 2.10(f) hereto, to the best of each Seller's knowledge, there exists no Environmental Condition (as defined below) with respect to the Sellers' Properties or any facilities or operations thereon, or with respect to any property at which materials from the Sellers' Properties have been disposed. Neither IDP, nor PRIMO, nor any Seller has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Material (as defined below) or any solid waste on, under or about the Sellers' Properties. Seller has no knowledge of the Release or threat of Release (as defined below) of any Hazardous Material at the Sellers' Properties. Neither IDP, nor PRIMO, nor any Seller has received notice under the citizen suit provision of any Environmental Law in connection with the Sellers' Properties or any facilities or operations thereon.

     For purposes of this Agreement, (i) "Environment" shall mean soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium, (ii) "Environmental Condition" shall mean any condition with respect to the Environment on or off the Sellers' Properties or Purchaser Properties, as the case may be, that could or does result in any damage, loss, cost, expense, claim, demand, order or liability to any Seller, IDP, PRIMO or Purchaser by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of the business of IDP, PRIMO or Purchaser, as the case may be, or any activity or operation in the vicinity of the Sellers' Properties or the Purchaser Properties, as the case may be, or any activity or operation formerly conducted by any person or entity on or off the Sellers' Properties or the Purchaser Properties, as the case may be, (iii) "Environmental Law" shall mean any environmental or health and safety related law, regulation, rule, ordinance, bylaw, order or determination of any governmental or judicial authority at the federal, state or local level, whether existing as of the date hereof, previously enforced or subsequently enacted, (iv) "Hazardous Material" shall include, without limitation, any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum product, asbestos, polychlorinated biphenyls, underground storage tanks and the contents thereof or any other material defined in or regulated pursuant to any Environmental Law, whether existing as of the date hereof, previously enforced, or subsequently enacted, including, without limitation, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, and the Toxic Substances Control

Act, as amended, and (v) "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, dumping or migrating into the Environment.

     2.11 Assets.

          (a) Real Estate. Schedule 2.11(a) hereto sets forth a true and complete list and a description of all of the land and interests in land of IDP and of PRIMO (the "Sellers' Land") and a description of all of the buildings and other structures of IDP and of PRIMO including leases of buildings and other structures (and fixtures therein and improvements thereto), and the improvements on and to the Sellers' Land (the "Sellers' Buildings"). The Sellers' Buildings are located entirely on the Sellers' Land and, except as provided in Schedule 2.11(a) hereto, none of the Sellers' Buildings is subject to any mortgages, liens, encumbrances, equities, restrictions, easements, rights-of-way or other conflicting interests except (i) those items that secure liabilities that are reflected in the Sellers' Balance Sheet, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. To the knowledge of Sellers, the Sellers' Buildings are in good structural condition except as set forth on Schedule 2.11(a) hereto.

          (b) Inventories. Schedule 2.11(b) hereto sets forth a description of all of the inventories as of December 31, 1997, of raw materials, parts, supplies, work-in-progress and finished goods of IDP and PRIMO (the "Sellers' Inventories"), and identifies all such inventories that, as of December 31, 1997, are more than 90 days old. Substantially all of the Sellers' Inventories consist of quantities and qualities usable and salable in the ordinary course of the business of IDP and PRIMO. Except as set forth on
Schedule 2.11(b) hereto, all of the Sellers' Inventories are located in the Sellers' Buildings.

          (c) Machinery, Equipment and Other Tangibles. Schedule 2.11(c) hereto sets forth a description as of December 31, 1997 (including the location) of all of the machinery, equipment and other tangible assets of every kind and description and wheresoever situated (whether real or personal and whether attached or unattached to real estate) which at December 31, 1997 were used or useful in the business of IDP or PRIMO (the "Sellers' Machinery, Equipment and Other Tangibles"). The Sellers' Machinery, Equipment and Other Tangibles are in good operating condition and repair, ordinary wear and tear excepted, and are free of any material defects, and are located in the Sellers' Buildings.

          (d) Intellectual Property. The business and operations of neither IDP nor PRIMO have infringed or violated or required the use of, except as set forth on Schedule 2.11(d) hereto, and do not now infringe or violate or require the use of, except as set forth on Schedule 2.11(d) hereto, any patent, copyright, trademark, trade name, invention, discovery, trade secret, secret process or other proprietary asset of any other person. Except as set forth in
Schedule 2.11(d) hereto, there are no patents or patentable inventions developed by any director, officer or employee of IDP or PRIMO used or useful in the business of IDP and PRIMO considered as one enterprise which have not been transferred to, and are not owned free of any encumbrances by, IDP or PRIMO.

          (e) Accounts and Notes Receivable. All accounts and notes receivable reflected in the Sellers' Balance Sheet and all accounts and notes receivable arising subsequent to the Sellers' Balance Sheet Date (the "Sellers' Accounts and Notes Receivable"), have arisen in the ordinary course of business of IDP or PRIMO and represent valid obligations due to IDP or PRIMO, as the case may be, and, except as set forth on Schedule 2.11(e) hereto, have been collected or are collectible in accordance with their terms in the ordinary course of business of

IDP or PRIMO, as the case may be, in the aggregate recorded amounts thereof less the bad debt reserve shown on the Sellers' Balance Sheet or accrued after the Sellers' Balance Sheet Date in accordance with past practice.

          (f) Assets Used in Business. Since one year before the Sellers' Balance Sheet Date, neither IDP nor PRIMO has utilized any assets in the conduct of its business and operations other than (i) assets reflected on the Sellers' Balance Sheet or the combined balance sheet of IDP and PRIMO as of September 30, 1996 included in the Sellers' financial statements, (ii) assets set forth on Schedules 2.11(a) through and including 2.11(f) hereto and (iii) supplies and inventories consumed or disposed of by IDP or PRIMO in the ordinary course of business.

          (g) Title to Assets. Except as set forth on Schedule 2.11(g) hereto, either IDP or PRIMO has good, and as to owned real property, marketable, title to, or in the case of property held under lease, a valid and enforceable right to use, all of the Sellers' Land, Buildings, Inventories, Machinery, Equipment and Other Tangibles, Intellectual Property, Accounts and Notes Receivable and all assets reflected in the Sellers' Balance Sheet except those disposed of in the ordinary course of business since the Sellers' Balance Sheet Date, and such assets are not subject to any Liens except as set forth on
Schedule 2.11(g) hereto except (i) those items that secure liabilities that are reflected in the Sellers' Balance Sheet and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. None of the assets of either IDP or PRIMO are subject to any pending or, to the knowledge of Sellers, threatened judicial order, ordinance or planning restriction as to which any Seller has knowledge which might have a material adverse effect on the business of IDP and PRIMO. Except as affected by the transactions contemplated hereby, IDP and PRIMO as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by IDP and PRIMO as presently occupied, used, possessed and controlled by IDP and PRIMO.

          (h) PRIMO Assets. The assets of PRIMO reflected on the PRIMO Balance Sheet, the names "PRIMO" and "Puerto Rico Industrial Manufacturing Operations Corp.", and all other assets of PRIMO and all contracts to which PRIMO is a party, other than assets disposed of in the ordinary course of business since the date of the PRIMO Balance Sheet, are the "PRIMO Assets."

     2.12 Insurance. All of the assets of IDP and of PRIMO are insured in accordance with good industry practice with respect to loss due to fire and other risks (except that PRIMO does not have product liability insurance), in amounts and coverage which are reasonable and customary in light of the business conducted by IDP or PRIMO, as the case may be, pursuant to the policies of insurance listed and described on Schedule 2.8(a)(x) hereto. All insurance policies in effect on the date hereof which relate to product liability of IDP, together with the amounts reserved on the Sellers' Balance Sheet for product liability and expenses to contest product liability, are in amounts and coverage which are reasonable and customary in light of the business conducted by IDP. The amount of insurance coverage with respect to the risks associated with the operation of PRIMO meet the minimum requirements mandated by the government of Puerto Rico.

     2.13 Distributions. Prepayment. Etc. Except as set forth on Schedule
2.13 hereto, neither IDP nor PRIMO has since the Sellers' Balance Sheet Date sold or disposed of, or created Liens upon, any material assets, except in the ordinary course of business. Except as set forth on Schedule 2.13 hereto, neither IDP nor PRIMO has since the Sellers' Balance Sheet Date declared or paid any dividend or made any other distribution to any of its shareholders; and has not prepaid or otherwise discharged any outstanding indebtedness, or made any expenditures or disbursements of funds or commitments, except in the ordinary course of business.

     2.14 Concerning Employees.

          (a) Labor Relations. Except as described on Schedule 2.14(a) hereto, there are no labor controversies pending against either IDP or PRIMO in the form of a proceeding, claim or litigation. Neither IDP nor PRIMO has, with respect to its employees, recognized any labor organization; no such organization has been certified as the exclusive bargaining agent of any such employees; there has been no demand on behalf of any labor organization to represent any such employees; and no Seller has any knowledge of any present efforts of any labor organization seeking to represent any such employees. Except as set forth on Schedule 2.14(a) hereto, neither IDP nor PRIMO has had, and to the knowledge of any Seller there is not now threatened, a strike, work stoppage or work slowdown.

          (b) Set forth on Schedule 2.14(b) hereto is a true and complete list of all employees of IDP and of PRIMO and their respective compensation (including commissions and bonuses), dates of birth and dates of hire.

          (c) There are no employee benefits provided by IDP or PRIMO except for benefits disclosed on Schedule 2.8(a)(viii) or Schedule 2.10(c) hereto and matters covered by insurance.

     2.15 Warranties. All products and services have been produced, performed or sold heretofore by IDP and by PRIMO in a condition which meets all applicable written warranty obligations and applicable governmental and industry standards, codes and regulations.

     2.16 Books and Records. All books and records of IDP and of PRIMO are in all material respects complete and correct and have been maintained in accordance with good industry practice and have heretofore been made available to Purchaser.

     2.17 Investment Intent. The IDP Sellers are purchasing the shares included in the Share Portion for their own account and each IDP Seller has the present intention of holding such shares for investment purposes and not with a view to any public distribution of such shares in violation of any federal or state securities laws.

     2.18 Registration Statement. To the best knowledge and belief of the IDP Sellers, the descriptions of IDP and PRIMO and their historical businesses and operations contained in the registration statement of AHC (Dunn Computer Corporation), draft of the date hereof do not contain any untrue statement of material fact and do not omit to state a material fact required in order to make the statements therein not misleading. This representation is made only by the IDP Sellers.

III. Representations and Warranties of the Purchaser and AHC

     The Purchaser (which term shall mean for purposes of this Article III the Purchaser and Dunn Computer Corporation, a Virginia corporation, except where the context requires otherwise) and AHC hereby represent and warrant to the Sellers as follows:

     3.1 Organization of Purchaser and Related Matters. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform this Agreement. Dunn Computer Corporation, a Virginia corporation, is a wholly-owned subsidiary of the Purchaser, is duly organized, validly existing and in good standing under the laws of Virginia, and has all requisite power and authority to own its assets and to carry on its business as it has been and is conducted.

     3.2 Due Authorization and Execution; No Conflict. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement by the Purchaser does not and will not conflict with or violate its charter and by-laws or any term of any agreement, contract, instrument, lease, commitment or other obligation to which the Purchaser is a party or by which the Purchaser is bound, or any order, judgment or decree to which the Purchaser is a party or subject, by which any properties and assets of the Purchaser are bound, or any provision of any applicable law, statute, ordinance, rule, regulation or common law obligation and will not result in the creation or imposition of any Lien in favor of any third party with respect to any of the properties and assets of Purchaser. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser and AHC will not require the consent or approval of or notice to any governmental authority, or constitute a violation of any law, regulation or order of any such authority by the Purchaser or AHC, and neither the Purchaser nor AHC is a party to or bound by any agreement, instrument, order, judgement or decree which would require the consent of another person to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     3.3 Capitalization. The authorized capital stock of the Purchaser is 20,000,000 shares of Dunn Computer Corporation common stock, $.001 par value per share ("Purchaser Common") of which (i) 5,150,000 shares are issued and outstanding, (ii) 2,200,000 shares underlie employee stock options that may be granted pursuant to the 1997 stock option plan of Purchaser, options to purchase 1,832,000 shares have been granted in accordance therewith, (iii) 25,000 shares underlie options granted to Barry D. Bergman and Jacqueline L. Bergman in September 1997 in connection with the Purchaser's acquisition of STMS, and (iv) 100,000 shares underlie warrants held by the underwriters in the initial public offering of the shares of Purchaser, and 2,000,000 shares of Dunn Computer Corporation preferred stock, $.001 par value per share, none of which have been issued, and there is no present intention to issue any such shares. All of such Purchaser Common are, or when issued upon exercise of such employee stock options or such warrants will be, duly authorized, validly issued and outstanding, fully paid and non-assessable. There are no voting trust agreements or other agreements restricting or otherwise relating to the voting, dividend rights or the disposition of any Purchaser Common. Except as set forth above, there are no Purchaser Common reserved for issuance. All of the outstanding Purchaser Common, and all of the Purchaser Common which underlie such employee stock options and warrants will be converted into shares of Dunn Common on a one-for-one basis pursuant to the Agreement of Merger.

     3.4 Interim Operations - Ordinary Course. The business of the Purchaser has been conducted only in the ordinary and usual course since the Purchaser Balance Sheet Date.

     3.5 Absence of Adverse Change. There has not been, since the Purchaser Balance Sheet Date any material adverse change in the business, assets, financial condition or prospects of the Purchaser. There has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such material adverse change.

     3.6 Investment Intent. AHC is purchasing the IDP Shares for its own account and AHC has the present intention of holding the IDP Shares for investment purposes and not with a view to any public distribution of the IDP Shares in violation of any federal or state securities laws.

     3.7  Reports.

          (a) As of their respective dates, none of the registration statement of AHC on Form S-1, expected to be filed with the SEC soon after the date hereof, or the related Prospectus nor the Purchaser's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1997, nor any other document filed under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The Purchaser has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since April 21, 1997, with
(i) any federal or state regulatory authority having jurisdiction over the Purchaser, (ii) the SEC, and (iii) the National Association of Securities Dealers, Inc., and any other self-regulatory organization), and has paid all fees and assessments due and payable in connection therewith.

     3.8 Financial Statements. The Purchaser has delivered to the Sellers the statement of profit and loss for the years ended October 31, 1996 and 1997 and the balance sheet as at October 31, 1996 and 1997 (the balance sheet at October 31, 1997 shall be referred to as the "Purchaser Balance Sheet" and October 31, 1997 shall be referred to as the "Purchaser Balance Sheet Date"), as audited by Purchaser's Accountants (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied as in prior periods, are correct and complete, and fairly present the financial condition of Purchaser and the results of its operations as of the dates and for the periods indicated therein.

     3.9  Liabilities. The Purchaser has no liabilities or obligations
(whether accrued, absolute, contingent, known, unknown, derivative or otherwise) other than those (i) reflected in the Purchaser Balance Sheet or the notes thereto and not since paid or otherwise discharged, (ii) listed or described on any Schedule hereto and (iii) liabilities arising after the Purchaser Balance Sheet Date in the ordinary course of business of Purchaser.

     3.10 Litigation. Except for the Pulsar litigation involving a dispute as to a rebate from Hewlett-Packard in the amount of approximately $125,000, there is no action, suit, proceeding, arbitration, demand, claim or investigation pending or, to Purchaser's knowledge, threatened against or involving Purchaser or affecting or which might materially adversely affect this Agreement or the business or assets of Purchaser or the consummation of the transactions contemplated hereby before any court or arbitral tribunal or before or by any governmental department, agency or body, or otherwise. Purchaser is not subject to any judgment, order, writ, injunction, decree, settlement agreement, compliance agreement or consent decree of any court, administrative or governmental authority or arbitrator except as set forth on Schedule 3.10 hereto.

     3.11 Agreements and Commitments. Each of the contracts, agreements, commitments, licenses and leases to which Purchaser is a party, is a valid, legally binding and enforceable obligation of Purchaser, and is in full force and effect. There is no default by Purchaser or, to the knowledge of Purchaser, by the other parties thereto under the terms of any such material contract, commitment, license or lease, and no condition (including without limitation, the execution, delivery and performance of this Agreement) exists which, with the passage of time, the giving of notice, or both, is likely to result in a default by Purchaser under the terms of any thereof.

     3.12 Government Contracts.

          (a) To the knowledge of Purchaser, Purchaser has complied in all material respects with all applicable laws, rules, policies, procedures, regulations, accounting standards, cost principles, cost accounting standards, solicitation provisions and contract clauses in conducting all past and present activities relating to Government Contracts and Government Contract procurements, including, without limitation, accounting and record keeping activities, disclosures, reports, wage and hour regulations, certifications and representations, product testing, marketing activities, proposal and bid preparation and submissions, negotiations and contract performance. To the knowledge of Purchaser, all proposals, representations, statements, disclosures, reports, invoices and certifications made in connection with Government Contracts were, when made, current, accurate and complete in all material respects. Except as set forth on Schedule 3.12 hereto, there are not now, nor have there been since the formation of Purchaser, any government investigations or audits of Purchaser, or any officer or employee of Purchaser in connection with Government Contract activities. Each Government Contract of Purchaser is expected to finish on schedule and within budget and Purchaser presently does not have any basis to conclude that existing schedules or budgets are not reasonable.

          (b) To the knowledge of Purchaser, Purchaser has not been determined by a governmental agency to be "non-responsible" in connection with any Government Contract procurement. Purchaser has not received any notice and Purchaser is not aware of any circumstances that reasonably would be expected to justify such a notice, that any of its Government Contracts have been or may be terminated for default. Purchaser is not debarred or suspended, nor proposed for debarment or suspension from procurements or other activities at the federal, state or local governmental levels, and Purchaser is not aware of any circumstances that would justify a proposal or decision to suspend or debar Purchaser from procurement or other activities. Purchaser and its personnel have all necessary security clearances to perform outstanding Government Contracts and Purchaser is not aware of any circumstances that may lead to the suspension or revocation of such security clearances. Purchaser has not engaged in any illegal or fraudulent conduct in connection with Government Contract activities.

          (c) Purchaser has not received written notice from, or engaged in any discussions with, any Governmental Authority regarding the termination of any Government Contract, the cessation of any delivery orders thereunder, any reduction by any Governmental Authority in the amount of its business with the Purchaser or allegations of defective pricing in connection with Government Contract activities.

          (d) There are no outstanding claims (as defined by the Federal Acquisition Regulations) by any government procurement agency submitted by or against Purchaser in connection with its Government Contract activities and Purchaser has no basis to conclude that any claims may be submitted by or against Purchaser in connection with past or present government contracting activities.

          (e) To the knowledge of Purchaser, Purchaser has at all times complied in all material respects with all governmental and state rules, laws and regulations relating to the payment of commissions or contingent fees and those relating to disclosure of the payment of commissions or contingent fees in connection with Government Contract activities.

     3.13 Certain Governmental Matters.

          (a) Taxes.

              (i) Purchaser has filed all Tax Returns required to be filed. All such Tax Returns were correct and complete in all respects. As of the Purchaser Balance Sheet Date, all taxes owed by Purchaser for all periods (and any portion of any period) have been paid or reflected as a liability on the Purchaser Balance Sheet. No claim has ever been made by an authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Purchaser that arose in connection with any failure (or asserted failure) to pay any tax.

               (ii) Purchaser has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

               (iii) There is no dispute or claim concerning any tax liability of

Purchaser either (A) claimed or raised by any authority in writing or (B) as to which Purchaser has knowledge based upon personal contact with any agent of such authority.

               (iv) Purchaser has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

          (b) Compliance with Legal Requirements. The business and operations of Purchaser have not involved and do not now involve, and, assuming that no changes occur in applicable law, the continuation thereof in the manner in which they are now conducted will not involve, a violation of any material legal requirement of or administered by any federal, state or local governmental agency. Except as set forth on Schedule 3.13(b), each permit and other authorization of Purchaser is valid and in full force and effect, and will not be affected by the execution, delivery and performance of this Agreement. All material obligations with respect to such permits and other authorizations have been fulfilled, and no event has occurred which allows, or after notice or lapse of time or both, would allow suspension, revocation, material adverse variation or termination thereof or result in any other impairment of the rights of Purchaser, and Purchaser is not aware of any facts or circumstances which will or are likely to result in any of such permits or other authorizations being suspended, revoked, materially and adversely varied or terminated, or which may prejudice their renewal. All certificates of occupancy and permits necessary for the present use and occupancy of any building by Purchaser have been obtained.

          (c) ERISA. Neither Purchaser nor its ERISA Affiliates maintains or has any liability in respect of any Employee Benefit Plan. Each Employee Benefit Plan has been operated and administered in accordance with its provisions and is in compliance in all respects with all applicable federal and state laws, rules and regulations governing each such plan including but not limited to ERISA, the Code, and COBRA except to the extent that failure to so qualify, administer or comply would not have a material adverse effect on the business of Purchaser.

          There have been no non-exempt "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA resulting in the imposition of excise taxes or other monetary liability on Purchaser. Neither Purchaser nor any ERISA Affiliate has sponsored, ever maintained, or contributed to an Employee Benefit Plan that is subject to Title IV of ERISA. Each Employee Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. No Employee Benefit Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Purchaser or any ERISA Affiliate beyond their retirement or other termination of service other than coverage mandated by COBRA or applicable state or local law. There is no pending or, to the knowledge of Purchaser, threatened assessment, complaint, proceeding, voluntary compliance application or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan. All benefits, expenses and other amounts due and payable under any Employee Benefit Plan and all contributions, transfers or payments required to be made, accrued or booked to any Employee Benefit Plan, have been paid or made, accrued and booked.

          (d) Worker's Compensation. Worker's compensation and unemployment compensation matters with respect to Purchaser have been conducted and are being conducted so as to be in compliance in all material respects with all laws and regulations applicable thereto.

          (e) Plant Closing Legislation. As of the Closing Date, no employee of Purchaser, without 60 days written notice, shall have suffered, an "employment loss" as a result of a "plant closing" or "mass layoff" as those terms are defined in WARN. Purchaser is in compliance in all material respects with the requirements of WARN in either case during the six month period ending with and including the Closing Date.

          (f) Environmental Matters. Purchaser and any other person or entity for whose conduct it is or may be held responsible, have no liability under, have never violated, and are presently in compliance in all material respects with all Environmental Laws applicable to the properties owned, leased or used by such parties (collectively, the "Purchaser

Properties") and any facilities and operations thereon, and, to the best of Purchaser's knowledge, there exists no Environmental Condition with respect to the Purchaser Properties or any facilities or operations thereon, or with respect to any property at which materials from the Purchaser Properties have been disposed. Purchaser has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Material or any solid waste on, under or about the Purchaser Properties. Purchaser has no knowledge of the Release or threat of Release of any Hazardous Material at the Purchaser Properties. Purchaser has not received notice under the citizen suit provision of any Environmental Law in connection with the Purchaser Properties or any facilities or operations thereon.

     3.14 Assets.

          (a) Real Estate. None of the real estate assets of Purchaser is subject to any mortgages, liens, encumbrances, equities, restrictions, easements, rights-of-way or other conflicting interests. To the knowledge of Purchaser, the real estate assets of Purchaser are in good structural condition.

          (b) Inventories. Substantially all of the Purchaser's inventories consist of quantities and qualities usable and salable in the ordinary course of the business of Purchaser.

          (c) Machinery, Equipment and Other Tangibles. The Purchaser's machinery, equipment and other tangibles are in good operating condition and repair, ordinary wear and tear excepted, and are free of any material defects, and are located at the Purchaser Properties.

          (d) Intellectual Property. The business and operations of Purchaser have not infringed or violated or required the use of, and do not now infringe or violate or require the use of, any patent, copyright, trademark, trade name, invention, discovery, trade secret, secret process or other proprietary asset of any other person. There are no patents or patentable inventions developed by any director, officer or employee of Purchaser used or useful in the business of Purchaser which have not been transferred to, and are not owned free of any encumbrances by, Purchaser.

          (e) Accounts and Notes Receivable. All accounts and notes receivable of Purchaser have arisen in the ordinary course of business of Purchaser and represent valid obligations due to Purchaser, and have been collected or are collectible in accordance with their terms in the ordinary course of business of Purchaser in the aggregate recorded amounts thereof less the bad debt reserve shown on the Purchaser's balance sheet in accordance with past practice.

          (f) Assets Used in Business. Since one year before the Purchaser Balance Sheet Date, Purchaser has not utilized any assets in the conduct of its business and operations other than (i) assets reflected on the Purchaser Balance Sheet and (ii) supplies and inventories consumed or disposed of by Purchaser in the ordinary course of business.

          (g) Title to Assets. Purchaser has good, and as to owned real property, marketable, title to, or in the case of property held under lease, a valid and enforceable right to use, all of Purchaser's land, buildings, inventories, machinery, equipment and other tangibles, intellectual property, accounts and notes receivable and all assets reflected in the Purchaser Balance Sheet except those disposed of in the ordinary course of business since the Purchaser Balance Sheet Date, and such assets are not subject to any Liens. None of the assets of Purchaser are subject to any pending or, to the knowledge of Purchaser, threatened judicial order, ordinance or planning restriction as to which Purchaser has knowledge which might have a material adverse effect on the business of Purchaser. Purchaser as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property leased by Purchaser as presently occupied, used, possessed and controlled by Purchaser.

     3.15 Insurance. All of the assets of Purchaser are insured in accordance with good industry practice with respect to loss due to fire and other risks in amounts and coverage which are reasonable and customary in light of the business conducted by Purchaser.

     3.16 Distributions. Prepayment. Etc. Since the Purchaser Balance Sheet Date, Purchaser has not sold or disposed of, or created Liens upon, any material assets, except in the ordinary course of business. Since the Purchaser Balance Sheet Date, Purchaser has not declared or paid any dividend or made any other distribution to any of its shareholders; and has not prepaid or otherwise discharged any outstanding indebtedness, or made any expenditures or disbursements of funds or commitments, except in the ordinary course of business.

     3.17 Employee Matters. There are no labor controversies pending against Purchaser in the form of a proceeding, claim or litigation. Purchaser has not, with respect to its employees, recognized any labor organization; no such organization has been certified as the exclusive bargaining agent of any such employees; there has been no demand on behalf of any labor organization to represent any such employees; and Purchaser has no knowledge of any present efforts of any labor organization seeking to represent any such employees. Except as set forth on Schedule 3.17 hereto, Purchaser has not had, and to the knowledge of Purchaser, there is not now threatened, a strike, work stoppage or work slowdown.

     3.18 Warranties. All products and services have been produced, performed or sold heretofore by Purchaser in a condition which meets all applicable written warranty obligations and applicable governmental and industry standards, codes and regulations.

     3.19 Books and Records. All books and records of Purchaser are in all material respects complete and correct and have been maintained in accordance with good industry practice.

     3.20 Organization of AHC and Related Matters. AHC is a corporation duly organized, validly existing and in good standing under the laws of Virginia. AHC has engaged in no business since the date of its incorporation, except for entering into this Agreement and preparing and filing the Registration Statement in connection with the proposed IPO (the "Registration Statement"), and will engage in no business until the Closing except amending the Registration Statement. The execution, delivery and performance of this Agreement by AHC does not and will not conflict with or violate its charter and by-laws or any term of any agreement, contract, instrument, lease, commitment or other obligation to which AHC is a party or by which AHC is bound, or any order judgment or decree to which AHC is a party or subject, by which any properties and assets of AHC are bound, or any provision of any applicable law, statute, ordinance, rule or regulation and will not result in the creation or imposition of any Lien in favor of any third party with respect to any of the properties and assets of AHC.

     3.21 Due Authorization and Execution by AHC. AHC has all requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by AHC, and constitutes a valid and binding obligation of AHC enforceable against AHC in accordance with its terms.

     3.22 Capitalization of AHC. The authorized capital stock of AHC is 20,000,000 shares of common stock, $.001 par value per share ("Dunn Common"), of which (i) 5,150,000 shares will be issued in the Merger, (ii) 2,200,000 shares will underlie employee stock options granted pursuant to the 1997 stock option plan of Purchaser (which plan will be adopted by and become a plan of AHC), 1,832,000 of which have been issued in accordance therewith, (iii) 25,000 shares will underlie options granted to Barry D. Bergman and Jacqueline
L. Bergman in September 1997 in connection with the Purchaser's acquisition of STMS (which options will be adopted by and become options of AHC), (iv) 100,000 shares will underlie warrants held by the underwriters in the initial public offering of the shares of Purchaser (which warrants will be adopted by and become warrants of AHC), (v) 7,500,000 shares are proposed to be issued in the IPO, (vi) 750,000 shares will be issued as provided in Section 1.3 hereof, and
(vii) 600,000 shares underlie options to be issued (300,000 to each) to the IDP Sellers pursuant to the employment agreements referred to in Sections 5.1(e) and 5.2(d), subject to increase to 800,000 (400,000 to each IDP Seller) as provided in such agreements, and 2,000,000 shares of preferred stock, $.001 par value per share, none of which have been issued, and there is no present intention to issue any such shares. All of such shares of Dunn Common when issued will be duly authorized, validly issued and outstanding, fully paid and non-assessable. There are no voting trust agreements or other agreements restricting or otherwise relating to the voting, dividend rights or the disposition of any shares of Dunn Common.

     3.23 Concerning Merger Sub. Merger Sub will be organized by AHC solely for the purpose of carrying out the Merger; AHC will own all of the outstanding shares of capital stock of Merger Sub; there will be no options, warrants or rights to acquire shares of Merger Sub outstanding ; and Merger Sub will engage in no business activity and will hold no assets other than those necessary to consummate the Merger.

IV.  Pre-Closing Covenants

     4.1 Press Releases. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of, the other (in the case of the Sellers, George Fuster or D. Oscar Fuster) which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing the publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of any stock exchange applicable to it, in which case the party making such determination will use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

     4.2  Registration Statement. From the date hereof until the Closing
Date, the Sellers and AHC and the Purchaser will cooperate among themselves and use all reasonable efforts to respond to comments of the Securities and Exchange Commission ("SEC"), prepare amendments to the Registration Statement, and generally to seek to have the Registration Statement declared effective by the SEC as soon as is practicable.

     4.3 Confidential Nature of Information. Subject to Section 4.1, whether or not the Closing occurs, each of the parties hereto will treat, and will cause their respective advisors and representatives (collectively, "Representatives") to treat, in confidence all documents, materials and other information disclosed by the other party, whether during the course of the negotiations leading to the execution of this Agreement or thereafter, in its investigation of the other party and in the preparation of agreements and other documents relating to the consummation of such transactions. Prior to the Closing, and if this Agreement is terminated, none of the parties will use, and each of them will cause its Representatives not to use in its business, any non-public information furnished by any other party. If this Agreement is terminated, each of the parties will return, and will cause its Representatives to return, to the other party all originals and copies of non-public documents and materials of the type provided for in this Section 4.3 which have been furnished in connection with this Agreement.

     4.4  Operation of the Business.

          (a) Except as contemplated herein or as otherwise consented to by the Purchaser in writing (which consent will not be unreasonably withheld), prior to the Closing, the Sellers will cause IDP and PRIMO to:

              (i) Use reasonable efforts to keep the business of IDP and of PRIMO intact and not take or knowingly permit to be taken or do or knowingly suffer to be done anything other than in the ordinary course of business as the same is presently being conducted, to maintain the goodwill and reputation associated with their business;

              (ii) Continue their existing practices relating to the maintenance of assets used in their business;

              (iii) Not purchase, sell, lease or dispose of, or make any contract for the purchase, sale, lease or disposition of, or subject to Lien, any assets other than in the ordinary course of their business;

              (iv) Except to the extent required by law or specifically provided for elsewhere herein or on Schedule 4.4(d) hereto, not increase the rates of compensation of any employee except for normal salary increases in the ordinary course of business consistent with past practice; and

               (v) Not amend their governing documents or make any change in their capital stock or grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock

          (b) Except as contemplated herein or as otherwise consented to by the IDP Sellers in writing (which consent will not be unreasonably withheld), prior to the Closing, the Purchaser (which shall mean for purposes of this Section 4.4(b) the Purchaser and Dunn Computer Corporation, a Virginia corporation and AHC) will:

              (i) Use reasonable efforts to keep the business of the Purchaser intact and not take or not permit to be taken or do or knowingly suffer to be done anything other than in the ordinary course of business as the same is presently being conducted, and to maintain the goodwill and reputation associated with the business of the Purchaser;

              (ii) Continue its existing practices relating to the maintenance of assets used in its business; and

              (iii) Not amend its governing documents, or make any change in its capital stock or, except pursuant to the Purchaser's existing Employee Stock Option Plan, grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

     4.5 Satisfaction of Conditions. Prior to the Closing, each of the parties hereto will use reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

     4.6 Registration Statement, Amendments. At the time the Registration Statement is filed with the SEC and at the time each amendment thereto is filed with the SEC, the IDP Sellers shall certify in writing to AHC and the Purchaser to the effects set forth in Section 2.18 hereof to their best knowledge and belief, referring to the relevant filing.

     4.7 Waivers by Small Business Administration. The Purchaser and the IDP Sellers shall, together, use reasonable efforts to seek to have IDP's governmental counterparty in each

"Section 8(a)" contract request from the Small Business Administration a waiver of termination for convenience that would result from the transfer of control of IDP upon the Closing.

V.    Conditions Precedent to the Closing

     5.1 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which, other than the condition set forth in Section 5.1(i) hereof, may be waived at the option of the
Purchaser:

          (a) No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Sellers in the performance of any of the covenants herein to be performed by them prior to the Closing, and the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations and warranties made as of a specified date (other than those contained in Sections 2.11(e) and (f) which shall be dated within two weeks of the Closing Date), which shall be true and correct in all material respects as of the specified date, and the Sellers shall have delivered to the Purchaser a certificate of all of the Sellers certifying each of the foregoing, dated the Closing Date;

          (b) Transfer Documents. There shall have been delivered to AHC by the IDP Sellers certificates representing the IDP Shares, which certificates shall be duly endorsed for transfer or accompanied by duly executed stock powers. There shall have been delivered to PAC bills of sale and all other documents appropriate to transfer to PAC all of the PRIMO Assets. There shall have been entered into assignment and assumption agreements as to all of the contracts of PRIMO and the PRIMO Liabilities transferring such contracts and Liabilities to PAC.

          (c) Consents; No Legal Obstruction. Except for (i) the approval of the tax authority in Puerto Rico, (ii) any approval of the Small Business Administration, and (iii) the approvals marked with an asterisk, each as referred to on Schedule 2.3 hereto, the governmental and private approvals and consents identified on Schedule 2.3 hereto shall have been obtained and shall be in full force and effect. As to the approvals and consents marked with an asterisk, the Sellers shall use commercially reasonable efforts to obtain them. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing;

          (d) No Material Adverse Change. Without limiting the generality of Section 5.1(a), since the Sellers' Balance Sheet Date, no material adverse change shall have occurred with respect to the financial condition, assets or business of IDP and PRIMO considered as one entity;

          (e) Employment Agreements. IDP and PRIMO shall have entered into employment agreements with each of George Fuster and D. Oscar Fuster in the forms attached as Exhibits D and E hereto;

          (f) Certain Indebtedness. The IDP indebtedness in the principal amount of $1,557,057 as of January 31, 1998, running to the Sellers and certain relatives of the Sellers and set forth on Exhibit F hereto shall have been refinanced (i) to provide for three year terms and interest rates of 8% per annum in the case of indebtedness running to a Seller and (ii) to provide for one year terms and interest rates of 11% per annum in the other cases. The IDP Sellers shall cause IDP and PRIMO not to incur indebtedness from any Seller or any relative of any Seller other than on commercially reasonable and arms length terms between the date hereof and the Closing Date.

          (g) The Redemption provided for in Sections 1.9 and 1.10 hereof shall have occurred.

          (h) Opinion of Counsel. The Sellers shall have furnished to the Purchaser a favorable opinion of Thacher Proffitt & Wood dated the Closing Date substantially in the form attached as Exhibit H hereto.

          (i) Concurrent Public Offering. The IPO in which the net proceeds are at least equal to the Cash Portion shall have occurred, and the shares of Dunn Common to be issued in the Merger and such shares to be issued in the IPO shall have been designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

     5.2 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all the following conditions, any of or more of which, other than the condition set forth in Section 5.2(j) hereof, may be waived at the option of the Sellers:

          (a) No Misrepresentation or Breach of Covenants and
Warranties. There shall have been no material breach by the Purchaser in the performance of any of the covenants herein to be performed by it prior to the Closing, and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and the Purchaser shall have delivered to the Sellers a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers on its behalf;

          (b) Purchase Price. AHC shall have (i) delivered to the IDP
Sellers share certificates standing in the respective names of the IDP Sellers representing the Share Portion of the Purchase Price and (ii) delivered to the IDP Sellers the IDP Cash Amount and to PRIMO the PRIMO Cash Amount.

          (c) No Legal Obstruction. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing;

          (d) Employment Agreements. IDP and PRIMO shall have entered into employment agreements with each of George Fuster and D. Oscar Fuster in the forms attached as Exhibits D and E hereto;

          (e) No Material Adverse Change. Without limiting the generality of Section 5.2(a), since the date of this Agreement, no material adverse change shall have occurred with respect to the financial condition, assets, business or prospects of the Purchaser;

          (f) Registration Rights Agreement. AHC shall have entered into a registration rights agreement in the form attached as Exhibit I hereto.

          (g) Opinion of Counsel. The Purchaser shall have furnished to the Sellers a favorable opinion of Jones, Day, Reavis & Pogue dated the Closing Date substantially in the form set forth in Exhibit J hereto.

          (h) Fairness Opinion. Purchaser shall have received an opinion from Ferris Baker Watts, to the effect that, in its opinion, the consideration to be paid by the Purchaser hereunder is fair to the Purchaser and its stockholders from a financial point of view ("Fairness

Opinion"), and Purchaser shall not have taken any action which causes Ferris Baker Watts to withdraw its Fairness Opinion prior to Closing;

          (i) Directors. George Fuster and D. Oscar Fuster shall be duly appointed by the Boards of Directors of AHC and PAC to the Boards of Directors of AHC and PAC effective on the Closing Date;

          (j) Concurrent Public Offering. The IPO in which the net proceeds are at least equal to the Cash Portion shall have occurred.

VI.  The Closing.

     6.1 The Closing. Subject to the fulfillment of the conditions precedent specified in Article V, the Closing will take place concurrently with the closing of the IPO or on such other date as the parties may agree. The Closing will take place at the offices of Jones, Day, Reavis & Pogue at 1450 G Street, N.W., Washington, D.C. 20005.

     6.2 Sellers' Obligations. At the Closing, the Sellers will deliver to the Purchaser the following:

          (a) Transfer Documents.  The documents referred to in Section 5.1(b);
          (b) Receipts.  Appropriate receipts; and
          (c) Other. All other documents and papers required to be delivered by Section

5.1 as conditions to the Closing.

     6.3      AHC's Obligations.  At the Closing, AHC will deliver to the
Sellers:

          (a) Purchase Price. The Purchase Price, in the manner specified in Sections 1.3, 1.4 and 1.7; and

          (b) Other. All other documents and papers required to be delivered by Section 5.2 as conditions to the Closing.

VII.  Survival and Indemnification

     7.1 Survival of Representations and Warranties. The respective representations and warranties of the Sellers and of the Purchaser and AHC herein shall survive until and including the second anniversary of the Closing, provided that the representations and warranties of the Sellers contained in Sections 2.2, 2.5, 2.9 and 2.10(a) hereof and of the Purchaser and AHC contained in Sections 3.3, 3.9, 3.12, 3.13(a) and 3.22 hereof shall survive without limitation. The parties hereto shall be entitled to rely on the representations and warranties made pursuant to this Agreement notwithstanding any investigation conducted before or after the Closing for or on behalf of any party.

     7.2 General Indemnification Obligation of the Sellers.

          (a) Subject to the limitations contained in Sections 7.1 and
7.4 hereof, each Seller jointly and severally agrees to indemnify and hold harmless the Purchaser and AHC from and against any and all losses, liabilities, damages, penalties, costs or expenses (including attorneys fees and expenses) ("Losses") based upon, arising out of or otherwise in respect of (i) any alleged or actual inaccuracy in or breach of any representation or warranty of any Seller contained in this Agreement or in any document delivered hereunder, or
(ii) any breach by any Seller of any covenant contained in this Agreement.

          (b) The IDP Sellers shall indemnify and hold IDP harmless for any tax liability attributable to any gain realized by IDP by reason of the Redemption.

          (c) The Purchaser shall, as to any asserted liability of Sellers for taxes under Section 7.2(a) or (b), promptly notify Sellers of, and permit the participation of Sellers in any investigation, audit or other proceeding by any tax authority empowered to administer or enforce such tax and shall not consent to the settlement or final determination in such proceeding without the prior written consent of Sellers, which consent will not be unreasonably withheld; provided, however that this Section 7.2(c) shall not permit Sellers to have knowledge of or participate in the resolution of any other issues that may be a part of any such investigation, audit or proceeding.

     7.3 General Indemnification Obligation of the Purchaser and AHC.
Subject to the limitations contained in Sections 7.1 and 7.4 hereof, the Purchaser and AHC jointly and severally agree to indemnify and hold harmless the Sellers from and against any and all Losses based upon, arising out of or otherwise in respect of (i) any alleged or actual inaccuracy in or breach of any representation or warranty of the Purchaser and AHC contained in this Agreement or in any document delivered hereunder, or (ii) of any breach by the Purchaser or AHC of any covenant contained in this Agreement.

     7.4  Limitations; Notice and Opportunity to Defend.

          (a) Limitations. Neither the Purchaser, nor AHC nor any Seller shall have any liability, or be subject to any claim under this Article VII unless a Claims Notice (as defined in Section 7.4(b) hereof) in respect thereof is given by the Purchaser or the Sellers, as the case may be, on or before the second anniversary of the Closing, and unless and until all Losses on account of matters covered by this Article VII (suffered by the Purchaser and AHC or the Sellers, as the case may be) exceed $500,000, whereupon the Purchaser and AHC or the Sellers, as the case may be, shall be entitled to receive indemnity payments to the full extent of the aggregate amount of Losses not to exceed $10,000,000. Notwithstanding anything else herein to the contrary, the provisions and limitations contained in this Section 7.4 shall not apply to Losses (and indemnifications in respect thereof) arising out of or otherwise in respect of any alleged or actual (i) inaccuracies in or breach of any representation or warranty of any Seller contained in Sections 2.2, 2.5, 2.9, or 2.10(a) hereof,
(ii) inaccuracies in or breach of any representation or warranty of


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                                       53

the Purchaser contained in Sections 3.3, 3.9, 3.12, 3.13(a) or 3.22 hereof, or
(iii) breach of any covenant contained in this Agreement by the Purchaser or any Seller.

          (b) Notice and Opportunity to Defend.

              (i) Notice of Asserted Liability. As soon as is reasonably practicable after any party hereto becomes aware of any claim that it has under this Article VII that may result in a Loss (a "Liability Claim"), the party shall give notice thereof (a "Claims Notice") to the other parties. A Claims Notice shall be given in good faith and shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the party.

              (ii) The Sellers' Opportunity to Defend. The Sellers may elect to defend, at their own expense and by their own counsel, any Liability Claim given by the Purchaser by giving notice to such effect to the Purchaser within thirty days (or sooner if circumstances so require) of the receipt of the Claims Notice; provided that if the Sellers so elect, the Purchaser shall cooperate with such defense. If the Sellers elect to defend such Liability Claim, the Purchaser shall have the right to participate, at the expense of the Purchaser, in the defense of such Liability Claim. If the Sellers do not elect to defend a Liability Claim, the Purchaser may defend, pay, or settle such Liability Claim as it determines to be appropriate, provided that the Purchaser may not settle or compromise any proceeding in respect of any Liability Claim without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

               (iii) The Purchaser's and AHC's Opportunity to Defend. The Purchaser and AHC may elect to defend on all the same terms upon which the Sellers may do so under Section 7.4(b)(ii) hereof.


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                                       54

VIII.    Termination

     8.1  Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) By the mutual written consent of the Purchaser and the Sellers;

          (b) By either the Purchaser or the Sellers if the Closing shall not have occurred on or before June 30, 1998; or

          (c) By either the Purchaser or the Sellers if there shall have been entered a final non-appealable order or injunction of any court or governmental authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

     8.2 Expenses in the Event of Termination. In the event of termination of this Agreement under Section 8.1 (except by the Sellers pursuant to clause
(b) thereof), no party shall have any obligation to reimburse the other for its fees and expenses incurred in connection with this Agreement or transactions contemplated hereby. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except under Section 4.3 and except by reason of a material breach of any covenant contained in this Agreement. If this Agreement is terminated as provided in Section 8.1(b) hereof, the Purchaser shall pay to the Sellers a termination fee in the amount of $500,000, provided that if the Closing does not occur on or before June 30, 1998 because (i) the conditions in Section 5.1 were not met, or (ii) the IPO is postponed or terminated because of general market conditions on the basis of a joint decision of Ferris Baker Watts and Gruntal & Co. (or if such firms do not agree, upon the decision of a third investment banking firm chosen by Ferris Baker Watts and Gruntal & Co.), then no termination fee shall be paid.


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                                       55

IX.  Miscellaneous Provisions

     9.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

          (a) If to the Purchaser or to AHC, to:

          Dunn Computer Corporation
          1306 Squire Court
          Sterling, Virginia 20166
          Facsimile No.: 703-450-0406
          Attention: President

          (b) If to the Sellers, to:

          George and D. Oscar Fuster
          20 Firstfield Road
          Gaithersburg, MD 20878
          Facsimile No.: 301-590-8133

          With a copy not necessary to constitute notice to:

          Robert C. Azarow
          Thacher Proffitt &  Wood
          Two World Trade Center
          New York, New York 10048
          Facsimile No.: 212-912-7751

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

     9.2 Brokers. Each Seller represents and warrants to the Purchaser and the Purchaser represents and warrants to the Sellers that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement and, to its knowledge, no broker or


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                                       56

other person is entitled to any commission or finder's fee in connection therewith, except that the Sellers have engaged and, subject to Section 9.3 hereof, will pay Gruntal & Co. as their investment bankers in respect of such transactions.

     9.3 Expenses. Each of IDP and the Sellers will pay one-half of the fees and expenses of IDP and Sellers (except that to the extent that payments to Gruntal & Co. for their advice and services exceed $600,000 the excess will be solely the responsibility of the Sellers), and the Purchaser will pay the expenses of Purchaser, in connection with this Agreement and the consummation of the transactions contemplated herein.

     9.4 Headings. The headings in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. Terms used in the Exhibits and Schedules hereto that are defined herein are used therein as so defined.

     9.5 Integration, Modification and Waiver. This Agreement and the agreements contemplated herein constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

     9.7 Definition of "State". For purposes of this Agreement, "state" shall include the Commonwealth of Puerto Rico.


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                                       57

     9.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of New York without giving effect to its principles of conflicts of laws.

     9.9 Further Assurances. Each party hereto agrees to execute and deliver such instruments and take such other actions as may reasonably be requested in order to carry out the intent of any of the agreements herein.

     9.10 Knowledge. Any reference to a person's knowledge or best knowledge shall mean, as of the date of the statement in question, such person's actual knowledge and what such person should have known in the ordinary exercise of that person's duties as an officer or director of IDP and PRIMO, considering for these purposes, each Seller to be an officer and director of both IDP and PRIMO.

     9.11 Puerto Rico Tax Exemption. If within 180 days of the Closing Date, the appropriate tax authority in Puerto Rico has not granted or approved a tax exemption for PAC that is substantially equivalent to the tax exemption now enjoyed by PRIMO in Puerto Rico, then the Sellers shall reimburse and indemnify PAC for the first $200,000 of taxes paid in or to Puerto Rico by PAC for the period commencing on the Closing Date that PAC would not have paid if such tax exemption had been granted or approved. Any such reimbursement will not be subject to or counted against the $500,000 threshold set forth in Section 7.4.

     9.12 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns, but will not be assignable by any party without the prior written consent of the other parties.


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                                       58

     IN WITNESS WHEREOF, each party hereto has executed, or caused to be executed by its representative thereunto duly authorized, this Agreement on the date first above written.

                              -------------------------
                              George Fuster

                              -------------------------
                              D. Oscar Fuster

                              -------------------------
                              Carol N. Fuster

                              -------------------------
                              Wendy E. Fuster




                              DUNN COMPUTER CORPORATION
                                    (Virginia)


                              By:
                                 -----------------------

                              DUNN COMPUTER CORPORATION
                                    (Delaware)

                              By:
                                 -----------------------